EXHIBIT E-10

NEUROGENESIS, Inc. et al

Vs

TOM SPINKS AND QUEST IV HEALTH PRODUCTS, et al.

United States District Court

Southern District of Texas
Houston Division

Notice of Orders or Judgments
Fed. R. Civ. P. 77(d)

Date: 09/22/99

To:      Richard S. London
3118 Richmond
Ste. 200
Houston, TX 77098

Re: Case Number: 4:98-ov-00866	Instrument Number: 92

This fax will be attempted five times. If you have not received a complete fax on that attempt it will be automatically printed and mailed to you. If you do not receive a complete transmission of this document or if it is unreadable, please call (713) 250-5768.

Number of pages including cover sheet:  4

IN 'IHE UNITED STATES DISTRICT COURT SEP., 22 1999
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

MICHAEL N. MILBY, Clerk

ALBERT BIESER, NEUROGENESIS, INC. and NATURAL NEURO NUTRITION1 INC. Plaintiffs V. THOMAS SPINKS, Individual and d/b/a QUEST IV HEALTH PRODUCTS and QUEST IV HEALTH PRODUCTS, INC. Defendants	| | | | | | CASE NO. H-98-0866 | | JURY TRIAL DEMANDED | | | | |

FINAL JUDGMENT

On July 9 1999, the above cause came on to be heard.

At issue are causes of action for patent infringement against Defendant Quest IV Products, Inc. and for trade dress infringement, misrepresentation in commercial advertising, business disparagement and libel and slander against all Defendants as well as the interpretation of the claims of two patents. The first1 Patent NoA,761,429, was issued on Of about August 2, 1988 and is entitled "Enkephalinase and Endorphinase inhibitors as Anti-Craving Compositions ." This patent is referred to herein as "the '429 Patent".. The second patent, No. 5,189,064, was issued February 23, 1993 and 18 entitled "Treatment of Cocaine Addiction." This patent 18 referred to herein as "the '064 Patent".

On good and sufficient evidence presented the Court finds:

1.  Bieser is the owner, by assignment, of the '429 and '064 Patents. Bieser has granted NeuroGenesis, Inc. ("NGI") and Natural Neuro Nutrition, Inc. ("3NI") royalty free licenses to manufacture and sell products based upon the 429 and 064 Patents, and these entities are presently engaged in this business, manufacturing and selling a product with the trade name of "beCALM'd."

2.  The '429 Patent is construed as including any preparation using D-phenylalanine or any effective combination of the following ingredients: D-phenylalanine; DI-phenylalanine; D-leucine; DL-leucine; and hydrocinnamic acid, in the treatment or prevention of alcoholism, narcotic addiction and/or the treatment or prevention of cravings for alcohol and/or narcotics. The '429 patent is construed as including any preparation containing such ingredients used for the treatment or prevention of cravings for excessive amounts of foods containing carbohydrates; stress and stress-induced damage; attention deficit disorders and attention deficit hyperactivity disorders and other disorders that are related to neurotransmitter insufficiencies.

3.  The 'O64 Patent is be interpreted to include, among its other claims, a composition used for the treatment of cocaine addiction and/or to reduce cravings for narcotics, including cocaine, consisting of: a) hydrocinnamic acid, any D-form mono amino acid, D-phenylalanine, and/or DLphenylalanine; and b) L-gutamic acid, L-glutamate, and/or L-glutamine and/or L-tryptophan (or a substitute). The 064 Patent is also construed as including any preparation containing such ingredients used for the treatment or prevention of. cravings for excessive amounts of foods containing carbohydrates; stress and stress-induced organ damage; attention deficit disorders and attention deficit hyperactivity disorders and other disorders that arc related to neurotransmitter insufficiencies.

4.  That Quest IV Products, Inc. has in the past willfully infringed and is now willfully infringing on Plaintiffs' patent rights by making, selling and using or causing to be made, used or sold products embodying the patents owned by Plaintiff including but not limited to products previously and currently marketed by Quest IV Products, Inc. under the names "Restores". "Restores, Jr.", and/or "Restores+".

5.  That Defendants, jointly and severally, have in the past willfully made and continue to make, communicate or publish or cause to be made, communicated or published, disparaging remarks concerning the validity or ownership of the Patents, the ownership of the corporate plaintiffs, the effectiveness of products utilizing the Patent. or the business acumen or character of Albert Bieser.

6.  Defendants, jointly and severally, have in the past made and continue to make numerous willful misrepresentations concerning the nature, characteristics and qualities of the products marketed and sold by the Plaintiff.

7.  A Permanent Injunction has been entered in the above captioned case. The Permanent Injunction is incorporated herein by reference.
     Plaintiffs also seek damages. On good and sufficient evidence, the Court also finds:
8.  That Quest IV Products, Inc. has willfully infringed upon the Patents and that the Defendants, jointly and severally, have willfully infringed upon Plaintiffs' proprietary trade dress, misrepresented the nature, quality and characteristics of Defendants' products in commercial advertising, engaged in business disparagement, and libeled and slandered the Plaintiffs by communicating or publishing or causing to be made, communicated or published, disparaging remarks concerning the validity or ownership of the Patents, the ownership of the corporate plaintiffs, the effectiveness of products utilizing the Patents or the business acumen or character of Albert Bieser and that such activities have caused material and significant monetary damage to the plaintiffs in the amount of at least FIFTY THOUSAND DOLLAILS ($50,000.00).

IT IS, THEREFORE, ORDERED:

1. That the '429 Patent covers any preparation using D-phenylalanine or any effective combination of the following ingredients: D-phenylalanine; DL-phenylalanine; D-Lucerne; DL-leucine; L-tryptophan (or a substitute) and hydrocinnamic acid, in the treatment or prevention of alcoholism, and/or the treatment or prevention of cravings for alcohol, cocaine and other narcotics. The 429 Patent also covers any preparation containing such ingredients used for the treatment or prevention of cravings for excessive amounts of foods containing carbohydrates; stress-induced damage; attention deficit hyperactivity disorders and all other disorders that are related to neurotransmitter insufficiencies.

2.  That the '064 Patent covers, among its other claims, a composition used for the treatment of cocaine and other narcotic addictions and/or to reduce cravings for cocaine and other narcotics, consisting of a) hydrocinnamic acid, any D-form mono amino acid, D-phenylalanine, and/or DL-phenylalanine; and b) L-glutamic acid, L-glutamate, and/or 1-glutamine and/or tryptophan (or a substitute). The 064 Patent also covers any preparation containing such ingredients used for the treatment or prevention of cravings for excessive amounts of foods containing carbohydrates; stress-induced organ damage; and attention deficit hyperactivity disorders and all other disorders that are related to neurotransmitter insufficiencies.

3.  That Plaintiffs have judgement of and against Defendants Thomas Spinks, Individually and d/b/a Quest IV Health Products and Quest Iv Health Products, Inc., jointly and severally for the sum of FIFTY THOUSAND AND NOI1OO DOLLARS ($50,000.00).

All relief not specifically granted herein is denied.

Dated: 9-22-99

Signed:  Mary Milloy
United States Magistrate Judge